UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Tanox, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

As previously announced, Tanox, Inc. will be holding a special meeting of its stockholders at its corporate headquarters located at 10555 Stella Link Road, Houston, Texas 77025, on January 15, 2007 at 10:00 a.m. local time. At the special meeting, the Tanox stockholders will be asked to vote to adopt the merger agreement among Tanox, Inc., Genentech, Inc. and a wholly-owned subsidiary of Genentech. Adoption by the affirmative vote of the holders of a majority of shares of our common stock outstanding on the record date is required.

At an earnings conference held by Genentech, Inc., after the close of trading on the New York Stock Exchange on January 10, 2007, it made the following announcement relating to the proposed merger:

“In 2006 we announced our plans for our first ever acquisition. Our proposed acquisition of Tanox is subject to customary closing conditions including approval of Tanox shareholders, and expiration of the Hart-Scott-Rodino filing. In late December, after preliminary discussions with the Federal Trade Commission, we voluntarily withdrew our initial HSR notification and refiled it, which begins a new 30 day initial waiting period that expires at the end of January. We continue to cooperate with the FTC and assuming approval by Tanox stockholders at the meeting scheduled for January 15th, we are planning to close in Q1’07. However, it is possible that additional government review would extend that timeline.”

The transaction was first announced by press release dated November 9, 2006.

Additional Information and Where to Find It

In connection with the proposed acquisition of Tanox by Genentech and the required approval of the transaction by Tanox’s stockholders, Tanox has filed a definitive proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). Stockholders of Tanox are urged to read the definitive proxy statement and any other relevant documents when they become available because they contain important information. Investors and security holders can obtain free copies of the definitive proxy statement and other relevant documents when they become available by contacting Tanox Investor Relations at 713-578-4211. In addition, documents filed with the SEC by Tanox are available free of charge at the SEC’s web site at www.sec.gov.

Participants in Solicitation

Tanox and its directors, executive officers and other members of its management and employees may be deemed to be soliciting proxies in favor of the proposed merger from Tanox stockholders. Information regarding Tanox’s directors and executive officers is available in Tanox’s definitive proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 28, 2006. Additional information regarding the interests of such potential participants is included in the definitive proxy statement filed with the SEC.

About Tanox

Tanox is a biotechnology company specializing in the development of monoclonal antibodies. The company develops innovative biotherapeutics for the treatment of immune-mediated diseases, inflammation, infectious disease and cancer. Tanox’s lead investigational therapy, TNX-355, is a viral-entry inhibitor antibody to treat HIV/AIDS. TNX-355 has shown significant antiviral activity in Phase 2 clinical testing. Tanox’s first-approved drug, Xolair® (omalizumab), is the first antibody approved to treat moderate-to-severe confirmed, allergic asthma. Xolair was developed in collaboration with Genentech, Inc. and Novartis Pharma AG and is approved for marketing in the United States, Canada and major European countries. Tanox is based in Houston and has a manufacturing facility in San Diego. Additional corporate information is available at www.tanox.com.

Forward-Looking Statements

This Schedule 14A Information contains forward-looking statements, including, in particular, statements about Tanox’s intention to close the merger with Genentech’s subsidiary. These are based on the Tanox’s current assumptions, expectations and projections about future events. Although Tanox believes that the expectations reflected in these forward-looking statements are reasonable, Tanox can give no assurance that the expectations will prove to be correct. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstance that would give rise to the termination of the merger agreement, (2) the outcome of any legal proceedings that have been or may be instituted against Tanox and/or others relating to the merger agreement, (3) the inability to complete the merger due to the failure to satisfy other conditions to consummation of the merger, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and (4) the failure of the merger to close for any other reason. There may be other events in the future that Tanox is not able to accurately predict or over which it has no control. The risk factors listed in Tanox’s Annual Report on Form 10-K for the year ended Dec. 31, 2005, filed with the SEC and subsequently filed Forms 10-Q and 8-K, provide examples of risks, uncertainties and events that may cause its actual results or matters relating to the merger to differ materially from the expectations described in forward-looking statements. Tanox undertakes no obligation, other than as required by applicable law, to update publicly any forward-looking statements in light of new information or future events.